EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-159330 on Form S-8 of Sprint Corporation of our report dated March 15, 2013, relating to the consolidated financial statements of Starburst II, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Merger Agreement entered into among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc., and Starburst III, Inc.) appearing in the Registration Statement No. 333-186448 on Form S-4 of Starburst II, Inc.

/s/ Deloitte & Touche LLP

Dallas, Texas

July 24, 2013